CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS


         ITEX Corporation has adopted a Code of Ethics applicable to its principal executive officer and financial managers. The CEO and all senior financial officers, including the CFO and principal accounting officer or controller, are expected to abide by this Code and the provisions set forth herein relating to ethical conduct, conflicts of interest and compliance with law, as well as all business conduct standards and policies relating to areas covered by this Code applicable to directors and employees of the Company which may be adopted by the Board from time to time. If a law conflicts with a policy in this Code, you must comply with the law.

The CEO and all senior financial officers:

     1. are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Disclosure Committee or the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the appropriate committee in fulfilling its disclosure and procedural responsibilities.

     2. shall promptly bring to the attention of the Disclosure Committee or the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     3. shall promptly bring to the attention of the Company Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, and any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     4. shall promptly bring to the attention of the Company Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code of Ethics.

     5. shall not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of ITEX's financial statements or accounting books and records.

     6. shall comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

     7. shall avoid conflicts of interest in his or her personal and professional relationships that may conflict with the interests of the Company or make it difficult to perform his or her Company work objectively and effectively, provided however, that certain actual or apparent conflicts of interest shall be permissible if the contract, transaction, relationship or interest is disclosed or known to the Board of Directors or Board committee, or the shareholders of the Company, which in good faith authorizes, approves or ratifies the contract, transaction, relationship or interest in accordance with the bylaws of the Company.

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     8.   shall not use confidential information acquired in the course of one's work for personal advantage, nor use or share that information for stock trading purposes. The CEO and all senior financial officers shall abide by the Company's specific policy governing employees trading in securities of the Company.

         The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by the CEO and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

         Any waiver of this Code for the CEO and senior financial officers may be made only by the Board or a designated Board committee and will be promptly disclosed as required by law or stock exchange regulation.

         It is the Company's intention that this Code of Ethics be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-B Item 406.


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